Exhibit 10.2

execution versION

DEED OF GUARANTEE

Dated 21 May 2020

relating to

a £300,000,000 Commercial Paper Programme for the purpose of the Joint HM Treasury and Bank of England Covid Corporate Financing Facility

established by

MOLSON COORS BREWING COMPANY (UK) LIMITED

guaranteed by

MOLSON COORS BEVERAGE COMPANY

Contents

Clause	Page

1.	Interpretation	3
2.	Guarantee and Indemnity	3
3.	Payments	5
4.	Power and authority; Ranking	5
5.	Amendments	6
6.	Delivery of this Deed	6
7.	Notices	6
8.	Miscellaneous	6
9.	Governing Law and Jurisdiction	7

Signatories	9

THIS DEED OF GUARANTEE (this Deed) is made on 21 May 2020

BY:

(1)	MOLSON COORS BEVERAGE COMPANY (the Guarantor) in favour of the Holders and the Relevant Account Holders from time to time.

WHEREAS:

(A)	Molson Coors Brewing Company (UK) Limited (the Issuer) has established a Commercial Paper Programme (the Programme) for the purpose of issuing sterling-denominated notes (the Notes, which expression shall, if the context so admits, include the Global Notes to be initially delivered in respect of the Notes) which are eligible for purchase under the Joint HM Treasury and Bank of England Covid Corporate Financing Facility.

(B)	The Issuer has, in relation to the Notes issued by it, entered into a deed of covenant dated on or about 21 May 2020 (as amended and supplemented from time to time, the Deed of Covenant).

(C)	The Guarantor has agreed to guarantee the payment of all sums expressed to be payable from time to time by the Issuer in respect of the Notes to the holders of any Notes (the Holders) issued by it and under the Deed of Covenant to the Relevant Account Holders.

This Deed witnesses as follows:

1.	Interpretation

1.1	Defined Terms: In this Deed, unless otherwise defined herein, capitalised terms shall have the same meaning given to them in the Deed of Covenant and the Notes.

1.2	Headings: Headings shall be ignored in construing this Deed.

1.3	Contracts: References in this Deed to this Deed or any other document are to this Deed or any such other document as amended, supplemented or replaced from time to time and includes any document that amends, supplements or replaces them.

1.4	Persons: Any reference to a person includes its successors and assigns.

1.5	Benefit of Deed of Guarantee: Any Notes issued under the Programme on or after the date of this Deed shall have the benefit of this Deed but shall not have the benefit of any subsequent deed of guarantee relating to the Programme (unless expressly so provided in any such subsequent deed).

2.	Guarantee and Indemnity

2.1	Guarantee

The Guarantor unconditionally and irrevocably guarantees that if the Issuer does not pay any sum payable by it under the Deed of Covenant or the Notes by the time and on the date specified for such payment (whether on the normal due date or otherwise), the Guarantor shall pay that sum to each Holder and each Relevant Account Holder before close of business on that date in London. All payments under this Deed by the Guarantor shall be made subject to the terms and conditions of the Notes.

2.2	Guarantor as Principal Debtor

As between the Guarantor, the Holders and the Relevant Account Holders but without affecting the Issuer's obligations, the Guarantor shall be liable under this Deed as if were the sole principal debtor and not merely a surety. Accordingly, the Guarantor's obligations shall not be discharged, nor shall the Guarantor's liability be affected, by anything that would not discharge or affect liability as if the Guarantor were the sole principal debtor, including (1) any time, indulgence, waiver or consent at any time given to the Issuer or any other person, (2) any amendment to any other provisions of this Deed or to the terms and conditions of the Notes or to any security or other guarantee or indemnity, (3) the making or absence of any demand on the Issuer or any other person for payment, (4) the enforcement or absence of enforcement of this Deed, the Notes, the Deed of Covenant or of any security or other guarantee or indemnity, (5) the taking, existence or release of any security, guarantee or indemnity, (6) the dissolution, amalgamation, reconstruction or reorganisation of the Issuer or any other person or (7) the illegality, invalidity or unenforceability of or any defect in any provision of this Deed, the Notes, the Deed of Covenant or any of the Issuer's obligations under any of them.

2.3	Guarantor's Obligations Continuing

The Guarantor's obligations under this Deed are and shall remain in full force and effect by way of continuing security until no sum remains payable under the Notes, the Deed of Covenant or this Deed. Furthermore, those obligations are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from the Guarantor or otherwise and may be enforced without first having recourse to the Issuer, any other person, any security or any other guarantee or indemnity. The Guarantor irrevocably waives all notices and demands of any kind.

2.4	Exercise of Rights

So long as any sum remains payable under the Notes, the Deed of Covenant or this Deed, the Guarantor shall not exercise or enforce any right, by reason of the performance of any of its obligations under this Deed, to be indemnified by the Issuer or to take the benefit of or enforce any security or other guarantee or indemnity.

2.5	Avoidance of Payments

The Guarantor shall on demand indemnify the relevant Holder or Relevant Account Holder, on an after tax basis, against any cost, loss, expense or liability sustained or incurred by it as a result of it being required for any reason (including any bankruptcy, insolvency, winding-up, dissolution or similar law of any jurisdiction) to refund all or part of any amount received or recovered by it in respect of any sum payable by the Issuer under the Notes or the Deed of Covenant and shall in any event pay to it on demand the amount as refunded by it.

2.6	Debts of Issuer

If any moneys become payable by the Guarantor under this Deed, the Guarantor undertakes that the Issuer shall not (except in the event of the liquidation of the Issuer) so long as any such moneys remain unpaid, pay any moneys for the time being due from the Issuer to the Guarantor.

2.7	Indemnity

As separate, independent and alternative stipulations, the Guarantor unconditionally and irrevocably agrees: (1) that any sum that, although expressed to be payable by the Issuer under the Notes, the Deed of Covenant or this Deed, is for any reason (whether or not now existing and whether or not now known or becoming known to the Issuer, the Guarantor, a Holder or a Relevant Account Holder) not recoverable from the Guarantor on the basis of a guarantee shall nevertheless be recoverable from the Guarantor as if it were the sole principal debtor and shall be paid by the Guarantor to the Holder or Relevant Account Holder (as the case may be) on demand; and (2) as a primary obligation to indemnify each Holder and Relevant Account Holder against any loss suffered by it as a result of any sum expressed to be payable by the Issuer under the Notes, the Deed of Covenant or this Deed not being paid on the date and otherwise in the manner specified in this Deed or in the terms and conditions of the Notes or any payment obligation of the Issuer under the Notes, the Deed of Covenant or this Deed being or becoming void, voidable or unenforceable for any reason (whether or not now existing and whether or not now known or becoming known to a Holder or a Relevant Account Holder), the amount of that loss being the amount expressed to be payable by the Issuer in respect of the relevant sum.

2.8	Incorporation of Terms

The Guarantor agrees that it will comply with and be bound by all such provisions of the Notes which relate to it.

3.	Payments

3.1	Payments Free of Taxes

The Guarantor undertakes in favour of each Holder and each Relevant Account Holder that, in relation to any payment to be made by it under this Deed, it will comply with paragraph 3 of the Global Notes as if the provisions thereof were set out in full, mutatis mutandis, in this Deed.

3.2	Stamp Duties

The Guarantor covenants to and agrees with the Holders and the Relevant Account Holders that it shall pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax payable or arising in the United Kingdom, or any political subdivision or taxing authority thereof or therein in connection with the entry into, performance, enforcement or admissibility in evidence of this Deed and/or any amendment of, supplement to, or waiver in respect of this Deed, and shall indemnify each of the Holders and the Relevant Account Holders, on an after tax basis, against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.

4.	Power and authority; Ranking

4.1	Power and authority

The Guarantor hereby warrants, represents and covenants with each Holder and each Relevant Account Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation enforceable in accordance with its terms.

4.2	Ranking

The Guarantor hereby warrants, represents and covenants with each Holder and each Relevant Account Holder that its obligations under this Deed rank at least pari passu with all present and future unsecured and unsubordinated obligations of the Guarantor other than obligations mandatorily preferred by law applying to companies generally.

5.	Amendments

5.1	Restriction on amendments

So long as any Note remains outstanding, the Guarantor may amend, vary, terminate or suspend this Deed and/or its obligations hereunder provided that such amendment, variation, termination or suspension would not have a materially adverse effect upon any Holder or Relevant Account Holder. Nothing in this Clause 5 shall prevent the Guarantor from increasing or extending its obligations hereunder by way of supplement to this Deed at any time.

5.2	Notice of amendments

The Guarantor shall give notice in writing to the Holders and the Relevant Account Holders in accordance with the terms and conditions of the Notes at least 30 days prior to a proposed amendment, variation, termination or suspension of this Deed unless no Note is then outstanding.

6.	Delivery of this Deed

The Guarantor shall deposit an executed copy of this Deed with the Issuing and Paying Agent, to be held by the Issuing and Paying Agent to the exclusion of the Guarantor until all the obligations of the Guarantor have been discharged in full. The Guarantor covenants with each Holder and each Relevant Account Holder on demand to produce or procure that there is produced an executed original of this Deed to such Holder or Relevant Account Holder (as the case may be) and allow it to take copies thereof on demand at any reasonable time.

7.	Notices

All notices and other communications to the Guarantor hereunder shall be made in writing (by letter or email) and shall be sent to the Guarantor at:

Address:	P.O. Box 4030, NH353, Golden, Colorado 80401

Email:	Patrick.Porter@MOLSONCOORS.COM

Attention:	Treasurer

With a copy to:

Address:	P.O. Box 4030, NH353, Golden, Colorado 80401

Email:	Lee.Reichert@molsoncoors.com

Attention:	Chief Legal Officer

or to such other address or email address or for the attention of such other person or department as the Guarantor has notified to the Holders and the Relevant Account Holders.

Every notice or other communication to the Guarantor which is sent in accordance with this Clause 7 shall be effective upon, in the case of communication by letter, delivery to the Guarantor, or, in the case of email, receipt by the Guarantor in legible form at the correct email address, provided however that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any business day or on a non-business day (in each case in the place of the Guarantor) shall not take effect until 10.00 a.m. on the immediately succeeding business day.

8.	Miscellaneous

8.1	Benefit

This Deed shall take effect as a deed poll for the benefit of the Holders and the Relevant Account Holders from time to time and for the time being.

8.2	Assignment

The Guarantor shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Holder and each Relevant Account Holder shall be entitled to assign all or any of its rights and benefits hereunder.

8.3	Partial invalidity

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

8.4	Counterparts

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

9.	Governing Law and Jurisdiction

9.1	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

9.2	Jurisdiction

The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed and any dispute relating to any non-contractual obligations arising out of or in connection with this Deed), and each party submits to the exclusive jurisdiction of the English courts. The Guarantor acknowledges and agrees that, and the Holders and Relevant Account Holders shall be deemed to acknowledge and agree that, the English courts are the most appropriate and convenient courts to settle any such dispute and accordingly no such person will be entitled to argue to the contrary.

9.3	Service of process

The Guarantor hereby irrevocably appoints the Issuer as its agent for service of process in any proceedings before the English courts in connection with this Deed. If any person appointed as process agent for the Guarantor is unable for any reason to act as agent for service of process, the Guarantor must immediately appoint another agent. The Guarantor agrees that failure by a process agent to notify it of any of process will not invalidate the relevant proceedings. This Clause 9.3 does not affect any other method of service allowed by law.

9.4	Waiver of immunity

The Guarantor irrevocably and unconditionally: (a) agrees not to claim any immunity from proceedings brought by a Holder or Relevant Account Holder in relation to this Deed and to ensure that no such claim is made on its behalf; (b) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and (c) waives all rights of immunity in respect of it or its assets.

9.5	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

IN WITNESS whereof the Guarantor has caused this Deed to be duly executed and duly delivered as a deed on the date stated at the beginning.

Signatories

EXECUTED as a DEED by

MOLSON COORS BEVERAGE COMPANY

acting by:

/s/ Eric Gunning

Eric Gunning

Deputy Chief Legal Officer and Assistant Secretary

/s/ Patrick Porter

Patrick Porter

Vice President, Treasurer and Global Business Services